Exhibit 99.1

Editorial Contacts:
Kate Beerkens, Director of Investor Relations - ir@logitech.com
Nicole Kenyon, Head of Global Communications - nkenyon@logitech.com (USA)
Ben Starkie, Corporate Communications - +41 (0) 79-292-3499, bstarkie1@logitech.com (Europe/Asia)

Logitech Nominates Guy Gecht As Board of Directors Chairperson

LAUSANNE, Switzerland and SAN JOSE, Calif., June 17, 2025 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that its board of directors has unanimously approved the nomination of Guy Gecht as the Company’s new chairperson.
With a track record of leading and advising tech companies through innovation and growth, Guy Gecht brings decades of executive and board-level experience to the role. He has been a non-executive member of Logitech’s board since September 2019 and served as interim CEO from June to December 2023, prior to Hanneke Faber’s appointment as CEO. Gecht is also the co-founder and former co-CEO of E.Merge Technology Acquisition Corp., and was CEO of publicly traded Electronics for Imaging (EFI) from 2000 to 2018, where he guided the company’s evolution into a global leader in digital printing technology.
Logitech will ask shareholders to elect Gecht at the Company’s 2025 annual general meeting (AGM) in September. To learn more about Guy Gecht, his biography is available on the Logitech website.
Gecht's nomination follows the decision announced last year by Wendy Becker not to stand for reelection in September 2025 after six years as chairperson and eight years on the board.
“I am very pleased with Guy’s nomination,” said Hanneke Faber, Logitech chief executive officer. “At the same time, Logitech and I are immensely grateful to Wendy. She led and served on the board during Logitech’s biggest years of growth. The Company benefited from her strategic insights, global experience and outstanding leadership. It has been a pleasure to partner with her and I look forward to continuing a similarly positive and productive collaboration with Guy. This smooth transition sets Logitech up for many more decades of success.”
About Logitech
Logitech designs software-enabled hardware solutions that help businesses thrive and bring people together when working, creating and gaming. As the point of connection between people and the digital world, our mission is to extend human potential in work and play, in a way that is good for people and the planet. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech and its other brands, including Logitech G, at www.logitech.com or company blog.
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Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.
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